JPMorgan Chase Financial Company LLC

Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement Nos. 333-270004 and 333-270004-01

Dated June 30, 2025

3y RAY/SX5E Basket Dual Directional Trigger PLUS

This document provides a summary of the terms of the Dual Directional Trigger PLUS, which we refer to as the Trigger PLUS. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum and the “Risk Considerations” on the following page, prior to making an investment decision.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”)
Guarantor:	JPMorgan Chase & Co.
Basket:	Underlying indices	Bloomberg ticker symbol	Basket weighting
	Russell 3000® Index (the “RAY Index”)	RAY	40.00%
	EURO STOXX 50® Index (the “SX5E Index”)	SX5E	60.00%
We refer to the RAY Index and the SX5E Index as the underlying indices.
Payment at maturity:

If the final basket value is greater than the initial basket value, for each $1,000 stated principal amount Trigger PLUS:

$1,000 + leveraged upside payment

Under these circumstances, in no event will the payment at maturity exceed the maximum upside payment at maturity.

If the final basket value is less than or equal to the initial basket value but is greater than or equal to the trigger level, for each $1,000 stated principal amount Trigger PLUS:

$1,000 + ($1,000 × absolute basket return)

In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying index. In no event will this amount exceed the stated principal amount plus $150.00. Accordingly, the maximum downside payment at maturity is $1,150.00 per Trigger PLUS.

If the final basket value is less than the trigger level, for each $1,000 stated principal amount Trigger PLUS:

$1,000 × basket performance factor

This amount will be less than the stated principal amount of $1,000 per Trigger PLUS and will represent a loss of more than 15%, and possibly all, of your investment.

Leveraged upside payment:	$1,000 × leverage factor × basket percent change
Basket percent change:	(final basket value – initial basket value) / initial basket value
Absolute basket return:	The absolute value of the basket percent change. For example, a -5% basket percent change will result in a +5% absolute basket return.
Initial basket value:	Set equal to 100 on the pricing date
Final basket value:	The basket closing value on the valuation date
Initial index value:	With respect to each underlying index, the closing level of that underlying index on the pricing date
Final index value:	With respect to each underlying index, the closing level of that underlying index on the valuation date
Trigger level:	85, which is 85% of the initial basket value
Leverage factor:	200%
Basket performance factor:	final basket value / initial basket value
Maximum upside payment at maturity:	At least $1,325.50 (at least 132.55% of the stated principal amount) per Trigger PLUS
Stated principal amount:	$1,000 per Trigger PLUS
Issue price:	$1,000 per Trigger PLUS
Pricing date:	Expected to be July 1, 2025
Original issue date (settlement date):	3 business days after the pricing date
Valuation date†:	July 3, 2028
Maturity date†:	July 7, 2028
CUSIP / ISIN:	48136FAR3 / US48136FAR38
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/19617/000121390025059504/ ea0247556-01_424b2.htm

†Subject to postponement or early acceleration

The estimated value of the Trigger PLUS on the pricing date will be provided in the pricing supplement and will not be less than $920.00 per $1,000 stated principal amount Trigger PLUS. For information about the estimated value of the Trigger PLUS, which likely will be lower than the price you paid for the Trigger PLUS, please see the hyperlink above.

Any payment on the Trigger PLUS is subject to the credit risk of JPMorgan Financial, as issuer of the Trigger PLUS, and the credit risk of JPMorgan Chase & Co., as guarantor of the Trigger PLUS.

Dual Directional Trigger PLUS Payoff Diagram*

The Dual Directional Trigger PLUS
The Basket
$1,325.50 Hypothetical Maximum Upside Payment at Maturity
$1,000 Stated Principal Amount
Unleveraged Trigger Zone
PLUS Zone
-15.00%
16.275%
32.55%
$1,600.00
$1,500.00
$1,400.00
$1,300.00
$1,200.00
$1,100.00
$1,000.00
$900.00
$800.00
$700.00
$600.00
-40%
-30%
-20%
-10%
0%
10%
20%
30%
40%
Payment at Maturity on the Dual Directional Trigger PLUS
Percentage Change in the Basket

*The actual maximum upside payment at maturity will be provided in the pricing supplement and will not be less than $1,325.50 per security.

Change in Underlying Index	Return on the Trigger PLUS*
50.000%	32.55%
40.000%	32.55%
30.000%	32.55%
20.000%	32.55%
16.275%	32.55%
10.000%	20.00%
5.000%	10.00%
1.000%	2.00%
0.000%	0.00%
-5.000%	5.00%
-10.000%	10.00%
-15.000%	15.00%
-15.010%	-15.01%
-20.000%	-20.00%
-30.000%	-30.00%
-40.000%	-40.00%
-50.000%	-50.00%
-60.000%	-60.00%
-80.000%	-80.00%
-100.000%	-100.00%
*Assumes a maximum upside payment at maturity of 132.55% of the stated principal amount

JPMorgan Chase Financial Company LLC

3y RAY/SX5E Basket Dual Directional Trigger PLUS

Basket and Underlying Indices

For more information about either underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks identified below are not exhaustive. Please see “Risk Factors” in the accompanying prospectus supplement, product supplement and preliminary pricing supplement and Annex A to the accompanying prospectus addendum for additional information.

Risks Relating to the Trigger PLUS Generally

▪	The Trigger PLUS do not pay interest or guarantee the return of any principal and your investment in the Trigger PLUS may result in a loss.
▪	The appreciation potential of the Trigger PLUS is limited by the maximum upside payment at maturity if the basket has appreciated.
▪	Your maximum downside gain on the Trigger PLUS is limited by the trigger level.
▪	The Trigger PLUS are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets.
▪	Correlation (or lack of correlation) of performances between the underlying indices may reduce the performance of the basket, and changes in the values of the underlying indices may offset each other.
▪	The underlying indices are not equally weighted.
▪	The benefit provided by the trigger level may terminate on the valuation date.
▪	Secondary trading may be limited.
▪	We may accelerate your Trigger PLUS in our sole discretion and the calculation agent may adjust their final payment in good faith and in a commercially reasonable manner if a change-in-law event occurs.
▪	The final terms and estimated valuation of the Trigger PLUS will be provided in the pricing supplement.
▪	The tax consequences of an investment in the Trigger PLUS are uncertain.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the Trigger PLUS and other affiliates of the issuer may be different from those of investors.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the Trigger PLUS.

Risks Relating to the Estimated Value and Secondary Market Prices of the Trigger PLUS

▪	The estimated value of the Trigger PLUS will be lower than the original issue price (price to public) of the Trigger PLUS.
▪	The estimated value of the Trigger PLUS does not represent future values of the Trigger PLUS and may differ from others’ estimates.
▪	The estimated value of the Trigger PLUS is derived by reference to an internal funding rate.
▪	The value of the Trigger PLUS as published by J.P. Morgan Securities LLC (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Trigger PLUS for a limited time period.
▪	Secondary market prices of the Trigger PLUS will likely be lower than the original issue price of the Trigger PLUS.
▪	Secondary market prices of the Trigger PLUS will be impacted by many economic and market factors.

Risks Relating to the Underlying Indices

▪	JPMorgan Chase & Co. is currently one of the companies that make up the RAY Index.
▪	Investing in the Trigger PLUS is not equivalent to investing in the basket or the underlying indices.
▪	Adjustments to either underlying index could adversely affect the value of the Trigger PLUS.
▪	An investment in the Trigger PLUS is subject to risks associated with small capitalization stocks with respect to the RAY Index.
▪	The Trigger PLUS are subject to risks associated with securities issued by non-U.S. companies with respect to the SX5E Index.
▪	The Trigger PLUS are not directly exposed to fluctuations in foreign exchange rates with respect to the SX5E Index.
▪	Governmental legislative and regulatory actions, including sanctions, could adversely affect your investment in the Trigger PLUS.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under “Additional Information about the Trigger PLUS — Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS, and you should consult your tax adviser.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.